Exhibit 99.1

Health Care Property Investors, Inc. Announces Pricing of Common Stock Offering

LONG BEACH, Calif. — November 6, 2006 — Health Care Property Investors, Inc. (NYSE:HCP) today announced that it has priced a public offering of 29,150,000 shares of its common stock at a price of $29.85 per share. HCP has granted the underwriters a 30-day option to purchase an additional 4,372,500 shares of common stock to cover over-allotments. The gross proceeds of the offering will be approximately $870 million or approximately $1 billion if the underwriters exercise their over-allotment option in full. Closing of the offering is expected on November 10, 2006, subject to customary closing conditions.

Proceeds from the offering will be used to repay amounts outstanding under HCP’s credit facilities, which were used to fund a portion of the consideration for HCP’s October 5, 2006 acquisition of CNL Retirement Properties, Inc., and for general corporate purposes.

The underwriters for the offering are Goldman, Sachs & Co., Merrill Lynch & Co., Banc of America Securities LLC and UBS Investment Bank, as joint book-running managers, and Citigroup, Cohen & Steers, JPMorgan and Wachovia Securities, as co-managers.

An automatic shelf registration statement on Form S-3 relating to these securities was filed with the Securities and Exchange Commission on September 11, 2006, and became effective upon filing.

The prospectus and related final prospectus supplement will be filed with the Securities and Exchange Commission.  A copy of the prospectus and related final prospectus supplement for the offering may be obtained, when available, from: Goldman, Sachs & Co., at 85 Broad Street, New York, NY 10004, by fax at 212-902-9316 or by e-mail at prospectus-ny@ny.email.gs.com; Merrill Lynch & Co., at 4 World Financial Center, New York, NY 10080, Attention: Syndicate Department (Prospectus Fulfillment) or by phone at 212-449-1000; Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) at 100 West 33rd Street, 3rd Floor, New York, NY 10001 or by e-mail at dg.prospectus_distribution@bofasecurities.com; and UBS Investment Bank, at 299 Park Avenue, New York, NY 10171, Attention: Prospectus Department or by phone at 888-827-7275.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there by any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered REIT that invests directly or through joint ventures in healthcare facilities. As of November 6, 2006, HCP’s portfolio of properties, excluding assets held for sale but including investments through joint ventures and mortgage loans, includes 801 properties and consisted of 333 senior housing facilities, 265 medical office buildings, 30 hospitals, 144 skilled nursing facilities and 29 other healthcare facilities.

Forward-Looking Statements:

The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include HCP’s beliefs and statements regarding the intended use of proceeds from the offering. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering. Some of these risks, and other risks, are described from time to time in the HCP’s Securities and Exchange Commission filings.

CONTACT: Health Care Property Investors, Inc., Long Beach, Calif.

Mark A. Wallace

Senior Vice President

Chief Financial Officer and Treasurer

562-733-5100

SOURCE: Health Care Property Investors, Inc.